Exhibit 99.1

Kingstone Companies, Inc.

Headline: Kingstone Announces Dismissal of Complaint in Putative Class Action

Date: 08-11-2020

For a complete listing of our press releases, please click here

KINGSTON, N.Y.--(BUSINESS WIRE)-- Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, today announced that the United States District Court for the Southern District of New York has granted the defendants' motion to dismiss the amended complaint in the putative securities class action suit originally commenced in 2019 against the Company and certain current and former officers and directors, captioned Woolgar v. Kingstone Companies et al., 19 cv 05500 (S.D.N.Y.). Plaintiff sought to represent a class of persons or entities that purchased Kingstone securities between March 14, 2018 and April 29, 2019, and alleged violations of the federal securities law in connection with, among other things, the Company’s loss reserves in light of the April 29, 2019 announcement regarding losses related to winter catastrophe events. The Court has permitted plaintiff to amend the complaint to attempt to cure the deficiencies identified by the Court in its opinion (to the extent plaintiff has a good faith basis to do so). The amended complaint, if any, would need to be filed by September 11, 2020.

About Kingstone Companies, Inc.

Kingstone is a Northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products, as well as Physical Damage Only coverage to taxi, limousine, and transportation network vehicle owners in New York State. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut, Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under “Factors That May Affect Future Results and Financial Condition” and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended June 30, 2020, to be filed with the Securities and Exchange Commission. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20200811005516/en/

Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319

Source: Kingstone Companies, Inc.